UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DYAX CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS 01803
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2013

The 2013 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation (“Dyax”), will be held at the offices of Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803, at 3:00 p.m. local time on Thursday, May 9, 2013, for the following purposes:

1.	To elect three Class I directors to serve until the 2016 Annual Meeting of Stockholders.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Dyax's independent registered public accounting firm for the 2013 fiscal year.
3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The record date for the Annual Meeting is April 1, 2013. Accordingly, only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Secretary

April 12, 2013

*************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2013

This Proxy Statement and our Annual Report are available online at https://materials.proxyvote.com/26746E. To obtain directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/company/contact-us/directions.html or contact Investor Relations at (617) 225-2500.

i

DYAX CORP.
55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS 01803
(617) 250-5500

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are soliciting proxies from our stockholders to vote at our 2013 Annual Meeting of Stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held at 3:00 p.m. local time on Thursday, May 9, 2013 at our offices at 55 Network Drive, Burlington, Massachusetts 01803. For directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/company/contact-us/directions.html or contact Investor Relations at (617) 225-2500.

The proxy materials, including this proxy statement, the proxy card and our Annual Report, are being distributed and made available on the Internet at https://materials.proxyvote.com/26746E on or about April 12, 2013.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

We are soliciting proxies for our annual meeting of stockholders to be held on Thursday, May 9, 2013. You are receiving a proxy statement because you owned shares of our common stock on April 1, 2013, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

When and where is the Annual Meeting?

The annual meeting will be held at our offices at 55 Network Drive, Burlington, Massachusetts 01803 at 3:00 p.m. on Thursday, May 9, 2013, or at any future date and time following an adjournment or postponement of the meeting.

What proposals will be voted on at the Annual Meeting?

The two proposals to be considered and voted on at the annual meeting, as set forth in the accompanying Notice of Annual Meeting of Stockholders, are (i) the election of three Class I directors, and (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as your proxies may vote your shares in their discretion.

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. The following summary outlines the various procedures for voting:

Stockholder of Record: Shares Registered in Your Name.

If on April 1, 2013 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•	To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote over the Internet, please access our secure website registration page through the Internet at https://materials.proxyvote.com/26746E, and follow the instructions. You will need to have in front of you the control number that appears on your proxy card when voting over the Internet.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.

If on April 1, 2013 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you are the beneficial owner of the shares. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 1, 2013, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. On the record date, we had outstanding 99,985,891 shares of common stock, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

See “Do I have to attend the meeting to vote” above for more information regarding voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 99,985,891 shares outstanding and entitled to vote. Thus, 49,992,946 shares must be represented by stockholders present at the meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters such as mergers, stockholder proposals, executive compensation and, elections of directors. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our three nominees for director and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail or over the Internet with a later date.
•	You may send a written notice that you are revoking your proxy to our Secretary, Nathaniel S. Gardiner, c/o Dyax Corp. 55 Network Drive, Burlington, Massachusetts, 01803.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the vote required for a proposal to pass?

Proposal 1

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors. Broker non-votes and proxies marked to withhold authority with respect to the election of a Class I director will not be voted with respect to the director indicated, although they will be counted for purposes of determining whether there is a quorum present at the meeting. The three director nominees receiving the highest number of votes will be elected.

Proposal 2

The affirmative vote of the holders of a majority of votes cast at the meeting is required for approval of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or SEC, within four days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our officers, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts.

Householding of Annual Meeting Materials.

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 55 Network Drive, Burlington, Massachusetts 01803, Attn: Investor Relations, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

No Appraisal Rights.

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 1, 2013 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) each of our current executive officers and any former executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our current directors, and (iv) all our current executive officers and directors as a group.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Federated Investors, Inc. and related entities(2)	18,279,209	18.3%
PRIMECAP Management Company(3)	8,732,900	8.7%
RA Capital Management LLC(4)	8,528,440	8.5%
BlackRock, Inc.(5)	8,082,186	8.1%
Vanguard Group, Inc.(6)	5,709,041	5.7%
Henry Blair(7)	1,001,310	1.0%
Ron Cohen(8)	50,000	*
James Fordyce(9)	84,340	*
Mary Ann Gray(10)	141,000	*
Thomas Kempner(11)	2,766,789	2.8%
Marc Kozin(12)	25,000	*
David McLachlan(13)	178,100	*
Paolo Pucci(14)	50,000	*
Gustav Christensen(15)	906,250	*
Burt Adelman(16)	119,584	*
George Migausky(17)	459,163	*
Andrew Ashe(18)	41,063	*
All current directors and executive officers as a group (12 persons)(19)	5,822,599	5.8%
Ivana Magovcevic-Liebisch(20)	149,898	*

*	Less than 1%
(1)	The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	On February 11, 2013, Federated Investors, Inc. and certain related entities filed a Schedule 13G/A with the Securities and Exchange Commission (the “SEC”), which states that Federated Investors, Inc. has shared voting and dispositive power over 18,279,209 shares of common stock. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.'s voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(3)	On February 9, 2013, PRIMECAP Management Company filed a Schedule 13G/A with the SEC, which states that PRIMECAP Management Company has sole voting power over 5,866,100 shares of our common stock and sole dispositive power over 8,732,900 shares. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.
(4)	On February 14, 2013, RA Capital Management, LLC and a related party filed a Schedule 13G/A with the SEC, which states that RA Capital Management, LLC has sole voting and dispositive powers over 8,528,440 shares of our common stock. Peter Kolchinsky, as the manager of RA Capital Management, LLC, has sole voting and dispositive powers over 8,528,440 shares of our common stock. The address of RA Capital Management, LLC and its affiliates is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(5)	On February 4, 2013, BlackRock, Inc. filed a Schedule 13G/A with the SEC. The Schedule 13G/A states that BlackRock, Inc. has sole voting and dispositive power over 8,082,186 shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(6)	On February 7, 2013, The Vanguard Group, Inc. filed a Schedule 13G with the SEC, which states that The Vanguard Group, Inc. has sole voting power over 144,244 shares of our common stock, shared dispositive power over 133,144 shares and sole dispositive power over 5,575,897 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(7)	Consists of (i) 114,100 shares which are held in a trust for the benefit of Mr. Blair's daughter, as to which Mr. Blair disclaims beneficial ownership, (ii) 100 shares owned by Mr. Blair's wife, (iii) 392,110 shares held by Mr. Blair personally, and (iv) 495,000 shares of common stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(8)	Consists entirely of shares of common stock issuable to Dr. Cohen upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(9)	Consists of (i) 34,340 shares held by Mr. Fordyce personally, and (ii) 50,000 shares of common stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(10)	Consists of (i) 10,000 shares held by Dr. Gray personally, and (ii) 131,000 of shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(11)	Consists of (i) 1,206,583 shares of Common Stock held in trusts for the benefit of Mr. Kempner's brother's children, Mr. Kempner's children, Mr. Kempner’s sister-in-law, and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner's spouse, (iii) 7,300 shares held by Pinpoint Partners Corporation, of which Mr. Kempner is President, (iv) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, and (v) 1,308,810 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, and (vi) 27,311 shares held by Mr. Kempner personally. Also includes 158,000 shares of common stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(12)	Consists entirely of shares of common stock issuable to Mr. Kozin upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(13)	Consists of (i) 29,100 shares held by Mr. McLachlan personally, and (ii) 149,000 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(14)	Consists entirely of shares of common stock issuable to Mr. Pucci upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(15)	Consists of (i) 112,500 shares of common stock and 112,500 shares of restricted common stock held by Mr. Christensen personally, and (ii) 681,250 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(16)	Consists entirely of shares of common stock issuable to Dr. Adelman upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(17)	Consists of (i) 47,600 shares of common stock and 35,625 shares of restricted common stock held by Mr. Migausky personally, (ii) 30,000 shares held in three separate trusts (10,000 shares each) for the benefit of each of Mr. Migausky's three children, as to which Mr. Migausky disclaims beneficial ownership, and (iii) 345,938 shares of common stock issuable to Mr. Migausky upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(18)	Consists of (i) 15,000 shares of restricted common stock held by Mr. Ashe personally, and (ii) 26,063 shares of common stock issuable to Mr. Ashe upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013.
(19)	See Notes 7 through 18. Includes 2,280,835 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 1, 2013. Excludes shares held by Dr. Magovcevic-Liebisch, who left the Company on March 29, 2013.

(20)	Consists of (i) 5,000 shares of common stock and 35,625 shares of restricted common stock held by Dr. Magovcevic-Liebisch personally, and (ii) 109,273 shares of common stock issuable to Dr. Magovcevic-Liebisch upon the exercise of outstanding options exercisable within the 60-day period following April 1, 2013. Dr. Magovcevic-Liebisch left the Company on March 29, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2012 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

Election of Directors

Our Board of Directors has fixed the number of directors at nine. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2013 annual meeting, the three nominees named in this proxy statement as Class I Directors will be elected to hold office for three years until their successors are elected and qualified. The Board has nominated Henry E. Blair, Gustav Christensen and Marc D. Kozin, for election as Class I Directors at the upcoming annual meeting. Marc D. Kozin is an independent director as defined by applicable NASDAQ Stock Market standards governing the independence of directors. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director and Current Directors

The following table contains biographical information as of April 1, 2013 about the nominees for Class I Director and current directors whose terms of office will continue after the annual meeting. The table includes information provided by the directors individually as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years.

Current SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided for each director.

As you read the disclosure, please keep in mind that any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Furthermore, this disclosure does not impose on any director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company's business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class I Directors (present term expires in 2013)
Henry E. Blair Age: 69	Henry E. Blair is Chairman of the Board of Dyax Corp. and has been a director and officer of Dyax since co-founding the Company in 1989 under the name Biotage, Inc. He served as Chief Executive Officer of Dyax from 1997 through 2008 and has also served as its Chairman of the Board since the merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while he was working at Tufts University School of Medicine, was largely responsible for Genzyme's first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc. and GelTex Pharmaceuticals, Inc. Additionally, Mr. Blair has previously served on several public companies' boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair previously served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard-affiliated Center for Blood Research, Inc. (now the Immune Disease Institute).

	Mr. Blair has extensive experience as a founder, executive, advisor and director of several biotechnology companies with a strong background in research and development, manufacturing and business development of biopharmaceuticals for orphan indications. With Mr. Blair's more than 20 years of experience working with Dyax, as a director and as its former Chief Executive Officer, he brings to the Board a broad and deep knowledge of our organization and its capabilities as well as the financial markets in which we operate.	1989
Gustav Christensen Age: 65	Gustav Christensen is the President and Chief Executive Officer of Dyax and has also been a director of Dyax since 2008. From April 2007 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, where he oversaw the Company's partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and subsequently became the Vice President of Business Development at Genetics Institute Inc. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.	2008

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Mr. Christensen, who serves as a director in his capacity as our Chief Executive Officer, brings to our Board strong management capabilities and extensive experience in management and business development of biotechnology companies and in commercialization of pharmaceutical products. He also brings valuable experience in the financing of biotechnology companies.
Marc D. Kozin Age: 52	Marc D. Kozin became a director of Dyax in 2012.For 15 years until 2012, Mr. Kozin was North American President of L.E.K. Consulting, a global management consulting firm that uses deep industry expertise and analytical rigor to help clients solve their most critical business problems. Mr. Kozin led the development of L.E.K.’s biopharmaceutical and life sciences practice, where he advised biopharmaceutical leaders on strategic issues facing their organizations, including, acquisition opportunities and screening acquisition targets, licensing and joint ventures, portfolio optimization, product planning and commercialization, and domestic and global marketing strategies. Mr. Kozin also serves on the boards of Endocyte, Inc., a biotechnology company, and UFP Technologies, Inc., a supplier of specialty packaging and other materials, both of which are public companies.

Mr. Kozin received his B.A., magna cum laude, in Economics from Duke University and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania.

	Mr. Kozin brings to our Board his strong background in all aspects of strategic planning for biotechnology companies and his broad experience advising life sciences companies in a wide variety of strategic matters.	2012
	Class II Directors (present term expires in 2014)
James W. Fordyce Age: 70	James W. Fordyce has been a director of Dyax since 1995. Since 2001 Mr. Fordyce has been Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. He is currently a member of the Board of Directors of several privately-held companies where he has held executive positions, and was Chairman Emeritus of the Board of Directors of the Albert and Mary Lasker Foundation, a position from which he retired in 2012.

	Mr. Fordyce has extensive experience as a venture capital investor in life science companies. Through his service as an outside director of several development stage companies, Mr. Fordyce brings to our Board his insight into business development and strategic planning, as well as his experience in compensation and governance issues.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Mary Ann Gray Age: 60	Mary Ann Gray, PhD has been a director of Dyax since February 2004 and has served as our Lead Director since 2008. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody, and held similar positions with Warburg Dillon Read and with Raymond James & Associates. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She also serves as a director of Acadia Pharmaceuticals, Inc., and Senomyx, Inc., both publicly-held biotechnology companies.

	Dr. Gray has extensive experience as a financial analyst in the healthcare industry and a consultant to biotechnology companies, as well as experience in industrial and academic research. Dr. Gray brings to our Board this background in scientific research and development as well as her knowledge of the financial markets. She also has experience as a director of several other public and private biotechnology companies.	2004
Thomas L. Kempner Age: 84	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of IGENE BioTechnology, Inc., and Intersections, Inc.

	Mr. Kempner has extensive experience with capital markets transactions, including in his capacity as an investor in several biotechnology companies. He brings to the Board his knowledge of finance and financial markets and his management experience. Mr. Kempner has also served as a director of several public companies in a broad range of industries.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class III Directors (present term expires in 2015)
Ron Cohen, M.D. Age: 57	Ron Cohen, M.D., has been a director of Dyax since 2011. Dr. Cohen has been President and Chief Executive Officer of Acorda Therapeutics, Inc. since the company was founded in 1995. Dr. Cohen received his B.A. degree with honors in Psychology from Princeton University, and his M.D. from the Columbia College of Physicians & Surgeons and is Board Certified in Internal Medicine. Dr. Cohen previously was a Director and Chairman of the New York Biotechnology Association. He currently serves as a member of the Executive Committee and as Chairman Emeritus of the Emerging Company Section of the board of the Biotechnology Industry Organization (BIO). He also serves as a member of the
Columbia-Presbyterian Health Sciences Advisory Council.

	Dr. Cohen brings the experience and perspective of a physician and chief executive officer of a biotechnology company and as an officer in the industry's leading industry organizations.	2011
David J. McLachlan Age: 74	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme's chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of Deltagen, Inc., a provider of research tools for drug discovery efforts in the biopharmaceutical industry, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.

	Mr. McLachlan has extensive experience in accounting and finance issues for biotechnology companies, as well as corporate finance, and serves as our Audit Committee's designated “audit committee financial expert”. Mr. McLachlan brings to the Board his experience as the former chief financial officer of Genzyme Corporation. He has also served on boards and audit committees of other public companies.	1999

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Paolo Pucci Age: 51	Paolo Pucci has been a director of Dyax since 2011. Mr. Pucci serves as Chief Executive Officer and a member of the Board of Directors of ArQule, Inc. and has held such roles since 2008. Prior to joining ArQule, Mr. Pucci was a senior vice president and president in charge of the Bayer-Schering Pharmaceuticals Global Oncology/Specialized Therapeutics Business Unit of Bayer A.G.. Previously, Mr. Pucci was senior vice president of Bayer Pharmaceuticals Global Specialty Business Unit, president of U.S. Pharmaceutical Operations and a member of the Bayer Pharmaceuticals Global Management Committee. Mr. Pucci joined Bayer as head of its Italian Pharmaceutical operations in 2001. Prior to Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly, culminating with his appointment as Managing Director, Eli Lilly Sweden AB.

Mr. Pucci holds an MBA from the University of Chicago and is a graduate of the Universita Degli Studi Di Napoli in Naples, Italy.

	Mr. Pucci brings extensive experience as a pharmaceutical executive in Europe and the United States and the perspective of chief executive officer of a biotechnology company.	2011

WE RECOMMEND A VOTE “FOR” EACH OF OUR THREE CLASS I DIRECTOR NOMINEES

PROPOSAL 2

Ratification of Independent Registered Public Accounting Firm

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2012, 2011 and 2010. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2013. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2012 and 2011 may be found in “Audit Fees” below. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

WE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.  Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman of the Board, and Gustav Christensen, our President and Chief Executive Officer. When Mr. Christensen assumed the role of Chief Executive Officer in January 2009, we separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Blair, our Chairman, was an employee of the Company through December, 2011, and is therefore not “independent,” our Board of Directors has appointed the Chair of our Nominating and Corporate Governance Committee, Mary Ann Gray, as “Lead Director” to preside at all executive sessions of the Board.

Board Meetings and Committees.  Our Board of Directors held seven meetings during 2012, and the independent directors held executive sessions at five of the meetings of the Board. During 2012, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances, and all of our directors who were serving at the time of our 2012 annual meeting attended the meeting.

Stockholder Communications.  Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of our General Counsel, Andrew Ashe. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2012, our Board of Directors had three standing committees: Audit Committee, Compensation Committee and the Nominating and Governance Committee. In January 2013, our Board of Directors also established a Strategy and Science Committee.

Audit Committee.  The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm.

Our Board of Directors has considered and concluded that each of the current members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of audit committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

The current members of the Audit Committee are Messrs. McLachlan (Chair), Fordyce and Pucci. The Audit Committee held five meetings during 2012. The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Audit Committee Report” and “Audit Fees” below.

Compensation Committee.  Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, recommending the compensation to be paid to our Chief Executive Officer, determining the compensation to be paid to our other executive officers, and administering our equity incentive and stock purchase plans. Our Compensation Committee also determines the equity compensation for our Chief Executive Officer. For more information about the processes and procedures of our Compensation Committee, see “Executive Compensation” below.

The current members of the Compensation Committee are Dr. Gray (Chair), Mr. Kempner and Dr. Cohen. The Compensation Committee held six meetings during 2012. The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com.

Nominating and Governance Committee.  Our Nominating and Governance Committee identifies individuals qualified to become Board members and a nominating sub-committee of this committee, consisting of some or all of the independent directors whose terms of office continue after the next annual meeting, recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Matters-Stockholder Recommendations for Director Nominations.” The Nominating and Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Matters-Deadline for Stockholder Proposals and Director Nominations.”

Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries made to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•	whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;
•	the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;
•	the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and
•	the extent to which the prospective nominee holds any position that would conflict with a director's responsibilities to Dyax.

Although the committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints, perspectives and skills.

If the Committee's initial evaluation is positive, the members of the Nominating Sub-Committee each interview the candidate. Upon completion of this evaluation and interview process, the Committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee.

In 2013, the Committee approved the director nominees for election at the 2013 annual meeting. The director nominees included Mr. Kozin, who was elected to fill a vacancy in our Board of Directors upon the recommendation of the Nominating and Governance Committee effective on October 16, 2012.

The members of the Nominating and Governance Committee are Mr. Pucci (Chair), Dr. Gray and Messrs. Fordyce and Kempner, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The Committee held 4 meetings during 2012. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

Strategy and Science Committee.  In January 2013, our Board established a Strategy and Science Committee with responsibility for the oversight of the Company's long-term strategic plan as well as the Company's research and development (R&D) activities. The members of the Strategy and Science Committee are Mr. Kozin (Chair), and Messrs. Blair and McLachlan. The Strategy and Science Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

Risk Oversight.  The Board's role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives a report related to risk oversight, the Chair of the relevant Committee reports on any discussions with respect to such report to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to the interrelationships of potential risks throughout the Company.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transaction and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. We have not engaged in any transactions with related persons since the beginning of our last fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee members were Dr. Gray (Chair) and Messrs. Cohen and Kempner, none of whom currently is, or formerly was, an officer or employee of Dyax. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following section provides biographical information as of April 1, 2013 about our current executive officers.

Name	Age	Position
Gustav Christensen	65	President and Chief Executive Officer
Burt Adelman, M.D.	61	Executive Vice President and Chief Medical Officer
George V. Migausky	58	Executive Vice President and Chief Financial Officer
Andrew Ashe	46	Senior Vice President and General Counsel

Gustav Christensen is the President and Chief Executive Officer of Dyax and has been a director of Dyax since January 2009. From April 2008 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, where he oversaw the Company's partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2008. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983 to 1988. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

Burt Adelman, M.D. serves as Executive Vice President and Chief Medical Officer and has served as an executive officer of our Company since August 2012. Dr. Adelman has experience and expertise in drug development and commercialization. He led the successful development of a number of important biologic and small molecule therapeutics, including Angiomax®, Avonex®, Amevive® and Tysabri®. Dr. Adelman began his career with Biogen Idec (then Biogen) in 1991 as Director of Medical Research, and held positions of increasing responsibility including Vice President, Regulatory Affairs, Vice President, Development Operations, and Executive Vice President, Research and Development. He retired from Biogen Idec as Executive Vice President of Portfolio Strategy in 2007. Since 1991, Dr. Adelman has served as a lecturer in medicine at the Harvard Medical School. He was also a faculty member in the Department of Medicine at the Medical College of Virginia from 1984 to 1991, and Chief of the Hematology-Oncology service at the Hunter Holmes McGuire VA Medical Center. From 2009 to 2010, Dr. Adelman was interim President of Research and Development at Eleven Biotherapeutics, Inc. From 2010 to present, Dr. Adelman has served as an advisor to Eleven Biotherapeutics, Inc.

George V. Migausky has served as Executive Vice President and Chief Financial Officer since joining Dyax in August 2008. Prior to joining Dyax, Mr. Migausky served as CFO of Wellstat Management Company, a privately-held company responsible for the strategy, business development and operations of an affiliated group of five life science companies. From 1990 to 2004, he served as CFO at IGEN International where he was instrumental in preparing the Company for its initial public offering in 1994, its merger with F. Hoffman La Roche in 2004 and the simultaneous spinoff of BioVeris Corporation as an independent public company. He served as CFO of BioVeris through to 2008. Mr. Migausky received an MBA from Babson College and a BS from Boston College.

Andrew Ashe was appointed as the Company's Senior Vice President and General Counsel on March 25, 2013 and has served in various capacities since joining Dyax in 2003, including Vice President and General Counsel and Assistant General Counsel. In addition to managing the Company's legal, IP and compliance activities, Mr. Ashe oversees the Human Resources and Information Technology departments within Dyax. Prior to joining Dyax in 2003, Mr. Ashe practiced law as a corporate attorney at Nutter, McClennen & Fish and Prince, Lobel & Tye, two law firms based in Boston, Massachusetts. Previously, Mr. Ashe also worked as a specialist and senior options analyst at the American Stock Exchange in New York. Mr. Ashe received his law degree from The George Washington School of Law and a BBA from the University of Massachusetts, Amherst.

Ivana Magovcevic-Liebisch, 45, who had been our Chief Operating Officer since August 2012, and had previously served as an executive vice president and our general counsel, resigned on March 29, 2013 and will pursue another full-time opportunity, though she has agreed to provide consulting services related to our historical and ongoing commercial, business development, licensing and intellectual property activities through March 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this proxy statement, “Named Executive Officers” is intended to mean the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2012, as well as the two other individuals named in the Summary Compensation Table following this discussion and analysis.

Executive Compensation Policies

The primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to our long-term success, which is focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Incentive cash bonuses are included to encourage effective performance towards the achievement of these objectives. Executive compensation also includes equity awards, which provide incentives to maximize stockholder value and which reward performance that enhances stockholder value.

In implementing our executive compensation program, we seek to reward each executive's achievement of designated objectives relating to Dyax's annual and long-term performance and to individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.

Our compensation policies for executive officers, including our Named Executive Officers, are based on the same principles that guide our compensation programs for all employees:

•	We promote a “pay for performance” culture by structuring bonus and long-term incentive compensation in a manner that distinguishes between different levels of performance.
•	The level of bonus compensation is based on the achievement of clearly defined corporate and departmental goals in support of Dyax's key business strategies. The corporate performance component of compensation is more heavily weighted for executive officers, including our Named Executive Officers, as they have a greater ability to influence Dyax's results.
•	We strive to make our compensation decisions transparent by communicating openly with our employees regarding our compensation process, pay structure and performance objectives.
•	We seek to offer levels of compensation that are competitive with the compensation paid by our peer group of companies for comparable responsibilities and positions.
•	Our compensation policies provide our executive officers, including our Named Executive Officers, with incentives to remain with Dyax and to meet our long-term goals and increase stockholder value.

Compensation Risk

As part of its oversight of our compensation policies, the Compensation Committee considers the incentives created by our executive compensation program and the impact that our compensation policies could have on our overall risk profile. In addition, the Compensation Committee annually reviews our compensation policies and procedures to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its latest review, the Committee has concluded that our compensation policies and procedures do not create such risks.

Independent Compensation Consultants

To assist our Compensation Committee in executing our executive compensation policy, the Committee retained Radford Surveys + Consulting, a division of Aon Hewitt, as an independent compensation consultant to advise the Committee on its decisions for 2012. In appointing Radford, the Committee determined that Radford is independent and its engagement does not pose a conflict of interest.

For 2012, Radford prepared an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation — base salary, annual bonus and annual equity awards. As part of the review and analysis, Radford made recommendations to the Compensation Committee. However, Radford had no authority to make compensation decisions on behalf of the Committee or Dyax. Additionally, Radford was engaged to review our executive compensation practices with respect to industry best practices and to make recommendations for changes in our practices as appropriate.

During the fourth quarter of 2012, the Compensation Committee decided to engage the support of a new independent consultant, Arnosti Consulting, Inc. Services provided by Arnosti included consultation during the performance review process and the determination of 2012 annual bonuses.

Review and Analysis of Peer Group Data

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of publicly traded biotechnology companies with similar market capitalization, number of employees, stage of development and commercialization, and revenues.

With the assistance of our compensation consultants, we periodically review and update our list of peer companies for conformity with these measures. We undertook such a review in October 2011 for the 2012 compensation review, when we thoroughly examined the Company's historical peer companies along with commercial and late stage development companies in order to properly determine a new peer group of companies with whom we compete most directly for executive talent. As a result of this review, the Compensation Committee revised our peer group list to eliminate eight companies that no longer conformed to our peer group profile and replaced them with four new companies with more comparable profiles. The companies eliminated from our prior peer group list were: Ariad, Auxillium, Biomarin, Idenix, Immunogen, Inspire Pharmaceuticals, Onyx Pharmaceuticals and Zymogenetics.

The full peer group established by our Compensation Committee to generate the competitive compensation survey data used to execute our executive compensation program for 2012 consisted of the following companies, which is referred to herein as “our peer group”:

• Acorda Therapeutics	• Progenics Pharmaceuticals
• Allos Therapeutics	• Savient
• AVANIR Pharmaceuticals	• SciClone Pharmaceuticals
• InterMune	• Spectrum Pharmaceuticals
• Isis Pharmaceuticals	• Questcor Pharmaceuticals
• Maxygen	• Theravance
• The Medicines Company	• ViroPharma
• Optimer Pharmaceuticals	• Xenoport

For 2012, our Compensation Committee used the survey data generated by our compensation consultant from this peer group to gauge whether each element of our prospective executive compensation for 2012 accomplished our objective of maintaining a competitive compensation structure as compared with similarly situated companies in the biotechnology industry. In February 2012, survey data were considered by the Compensation Committee in making annual base salary adjustments and equity awards for 2012. Survey data were also considered by the Compensation Committee in February 2012, in order to determine the appropriate target bonus for performance during 2012.

Oversight of Our Executive Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers, as determined under the rules and regulations of NASDAQ, to approve all matters relating to the compensation of our executive officers, including our Named Executive Officers, and non-employee directors as well as certain matters for all employees.

Our Chief Executive Officer evaluates the performance of the other executive officers and their departments, including the other Named Executive Officers, and makes recommendations to our Compensation Committee based upon those evaluations and a review and analysis of competitive market data. However, our Compensation Committee ultimately determines the compensation to be paid to our executive officers, including the other Named Executive Officers other than our Chief Executive Officer, as to whom the Committee makes a recommendation to our independent directors. The Committee maintains full discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer.

Our Chief Executive Officer provides data and suggestions to the Compensation Committee with respect to his own compensation, but he is not present when the Compensation Committee independently discusses and determines his compensation. Annually, the Committee reviews the corporate goals and objectives relevant to our Chief Executive Officer's compensation, and makes a recommendation to the Board. The Committee also solicits annually the independent directors’ evaluations of our Chief Executive Officer's performance, in light of those goals and objectives, and recommends to the independent directors proposed compensation for our Chief Executive Officer based on that evaluation. The independent directors, without our Chief Executive Officer being present, make the final approval of his compensation on the basis of this recommendation. In establishing the long-term incentive components of our Chief Executive Officer's compensation, the Committee considers the Company's performance, the value of similar incentive awards to chief executive officers in our peer group of companies, the awards given to our Chief Executive Officer in past years, and such other factors as the Committee may consider relevant. Our Chief Executive Officer's cash compensation and the goals and objectives relevant to that compensation are subject to final review and approval by the independent members of the Board. The Committee makes the final determination regarding all equity awards to our Chief Executive Officer which, during 2012, was made after consulting with the independent members of the Board.

Elements of Executive Compensation Program for 2012

Our compensation program for executive officers, including our Named Executive Officers, consists of the following elements:

•	annual base salary;
•	annual performance bonus payable in cash;
•	long-term incentives provided in the form of annual equity awards; and
•	standard employee benefits.

Our Compensation Committee does not have any pre-established policies relating to the allocation of these compensation elements within the total compensation of each executive. Instead, in determining the amount of each element in comparison to the total compensation opportunity for each executive, our Compensation Committee considers competitive factors identified in the Committee's review of the survey data from our peer group as well as on our historical compensation practices. Our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program. The following discussion describes how each of the individual elements of compensation fits into our overall compensation objectives and describes how and why compensation decisions for 2012 were made with respect to each element.

Say-on-Pay Consideration

At the 2011 annual meeting of stockholders, the stockholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting. Approximately 64% of the votes cast on the say-on-pay proposal (Proposal 2) were in favor of our named executive officer compensation, and a similar percentage voted in favor of our Board’s recommendation on the advisory vote frequency proposal (Proposal 3) that stockholders should have an advisory vote on our named executive officer compensation every three years. Our Board reviewed the vote results and accepted the vote of the substantial majority of our stockholders voting at the meeting who concurred with our Board’s recommendation on the frequency of stockholder advisory votes. Our Board had made that recommendation based on its belief that our compensation program is straightforward and does not change significantly from year to year, and our Compensation Committee’s emphasis on compensation that emphasizes long-term performance. In particular, the Board had noted its concern that advisory votes on executive compensation would reflect corporate developments and changes in stock price in the prior year, both of which are often subject to external factors such as broader market conditions, government regulation and clinical developments that are largely out of our executives’ control. Accordingly, our Compensation Committee has continued to emphasize the importance of long-term compensation of our executive officers by reducing the target for their base salaries to the market 50th percentile and increasing the percentage of their total compensation that is composed of bonus compensation and, in particular, equity compensation.

Base Salary

The principal objective of base salary is to provide our executive officers with a current and predictable level of income that is competitive with our industry and our peer group of companies. To remain competitive, we believe that base salaries should be targeted generally at the 50th percentile of the range of salaries of similarly situated executives in our peer group. Consequently, base salaries are evaluated annually by our Compensation Committee in accordance with this target and market data available with respect to our peer group, and then adjusted as necessary to take into account each executive's individual performance, responsibilities and overall experience.

The market data reviewed by us at the beginning of 2012 indicated that the base salaries of each of our Named Executive Officers were consistent with our target of the 50th percentile of similarly situated executives (e.g., those with similar titles and/or responsibilities) in our peer group. Consequently, our Compensation Committee determined that it was not appropriate to significantly increase base salaries of executives for 2012. Instead, executive salaries were uniformly adjusted by 3% to reflect the average salary increases in the biotechnology/pharmaceutical sector in the prior year.

Annual Bonus

Our Compensation Committee has the authority and discretion to award annual cash bonuses to our executive officers. The purpose of this bonus program is to provide an incentive for our executive officers to achieve the annual corporate and individual/departmental performance objectives developed from our annual business review and adjusted during the course of the year to reflect changes in our operating plans and strategy. Our annual cash bonus program is a key element of annual performance compensation for our executive officers. The annual bonus program is structured to provide competitive bonus opportunities to our executives so that we retain our existing executives and are positioned to compete for highly talented executives.

The Compensation Committee establishes a target bonus amount for each executive officer. This amount is calculated as a percentage of the officer's base salary. In the first quarter of each year, the target bonus amount is reviewed and revised as necessary to realign target bonuses with competitive market compensation paid to similarly situated executives in our identified peer group and also to properly address individual responsibilities and experience. The extent to which these target amounts were achieved is based primarily upon an assessment of each executive's achievement of corporate and individual/departmental performance goals. The table below sets forth the target bonus amount (as a percentage of base salary) for each of our Named Executive Officers for 2012, as well as the proportions of their target bonus amount that are based on the achievement of corporate goals and individual/departmental performance goals.

Named Executive Officer	Target Bonus Amount (% of Base Salary)	Proportion of Target Bonus Amount Based on Corporate Performance	Proportion of Target Bonus Amount Based on Individual/Departmental Performance
Gustav Christensen	55.0%	100%	0%
Ivana Magovcevic-Liebisch	45.0%	50%	50%
Burt Adelman	40.0%	50%	50%
George Migausky	40.0%	50%	50%

Notwithstanding the target bonus amounts set in the first quarter of each year, the Compensation Committee retains full discretion to adjust individual target bonus amounts upwards for exceptional performance, and to otherwise adjust bonuses upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year.

Corporate Performance

We score corporate performance for the purpose of compensation determinations in accordance with a performance scale that sets a score of 100% at a level of performance that reflects a year in which most of the annual objectives, and particularly high priority objectives, are met. With regard to the likelihood of achieving annual corporate objectives, for compensation purposes, we set the objectives at a level reasonably expected to be achieved with a good level of performance. The Compensation Committee exercises discretion in weighting the relative importance of the key annual objectives and determining the achievement of them, and considers the specific recommendations of the Chief Executive Officer in these matters. To the extent that the Compensation Committee determines that actual corporate performance exceeded expected performance levels, the Committee can exercise its discretion and establish a corporate performance score in excess of 100%.

In 2012, our strategic business objectives focused on (i) sales of KALBITOR® (ecallantide) in the United States for the treatment of hereditary angioedema, (ii) expanding our angioedema franchise, (iii) expanding partnerships to obtain regulatory approval for and commercialize KALBITOR in markets outside of the United States, (iv) advancing the development of pipeline products, and (v) further expanding our licensing and funded research program (LFRP). In line with this strategic focus, the Compensation Committee measured corporate performance during 2012 by evaluating achievement against certain key 2012 corporate objectives and other accomplishments considered by the Compensation Committee, as follows:

•	Secure a specified level of net sales of KALBITOR in the U.S.

For 2012, net sales of KALBITOR in the U.S. were $39.8 million.

•	Ensure that the KALBITOR “product line” is profitable for 2012.

KALBITOR sales during 2012 exceeded the expenses directly incurred in connection with KALBITOR commercial, regulatory and development activities, generating a positive profit margin (exclusive of the allocation of general, administrative and occupancy expenses).

•	Execute ex-US KALBITOR partnership(s) in markets outside the U.S.

During 2012, we signed an agreement covering the distribution of KALBITOR in the Middle East. In addition, in early 2013, we signed additional agreements covering China and Latin America.

•	Maintain adequate liquidity to support forecasted business operations through 2013.

As of December 31, 2012, cash, cash equivalents and short-term investments totaled over $29.0 million, which is sufficient to support current operations for the next 12 months.

•	Secure sufficient LFRP revenues to satisfy ongoing obligations under the Company loan agreement with Healthcare Royalty Partners (HCRP).

During 2012, the LFRP generated approximately $12.5 million of revenue, allowing for payment of most of our LFRP-related debt obligations from current LFRP cash receipts, after deductions for pass-through costs owed under certain cross-license agreements.

•	Complete a Phase 2 ACE-inhibitor induced angioedema clinical trial for ecallantide.

In June 2012, we discontinued the Phase 2 clinical trial based upon the results of an interim analysis. The decision to terminate the trial early resulted in significant cost savings during 2012.

•	Execute clinical and regulatory activities to allow for FDA submission and approval for single-shot formulation.

This goal was not fully achieved during 2012. We now anticipate submission of a supplemental Biologic License Application with the FDA by mid-2013.

•	Complete necessary activities to support the post marketing requirements to ensure currency of the KALBITOR label.

We completed all activities to support post marketing requirements for 2012.

•	Execute all necessary activities to support our international alliance commitments.

We completed all activities to support our international alliances for 2012.

•	Submit to the FDA a pre-IND meeting package for DX-2930, our fully-human monoclonal antibody inhibitor of plasma kallikrein.

In December 2012, we completed and filed with the FDA the pre-IND meeting package for DX-2930.

•	Identify a laboratory test that could assist in the differentiation of plasma-kallikrein-mediated (PKM) angioedemas from histamine-mediated angioedemas.

During 2012, we identified three assays that have the potential to assist in the differentiation of PKM angioedema from histamine-mediated angioedema. These assays are currently being validated to confirm their effectiveness.

These accomplishments reflect the dedication and efforts of all of our employees during 2012 and were considered by the Compensation Committee for the purpose of calculating the corporate component of the annual performance bonus for the Named Executive Officers. Based upon these considerations, the Compensation Committee determined that the corporate performance score for 2012 should be 97.9%.

Performance of Chief Executive Officer

In accordance with our compensation policies, and to appropriately reflect his ultimate responsibility for the achievement of our corporate goals, the annual bonus award for our Chief Executive Officer is calculated based on the corporate performance score.

Performance of Other Named Executive Officers

As noted above, in establishing the annual bonus award for each of our Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers our Chief Executive Officer's recommendations regarding individual performance of each such executive. For 2012, the level of individual performance of each executive was determined based upon the achievement of key objectives and goals assigned to the functional departments for which such executive is responsible.

Dr. Magovcevic-Liebisch's individual performance was determined based upon key accomplishments by the Commercial, Research, Business Development and Legal departments, each of which reported to Dr. Magovcevic-Liebisch. These key accomplishments included:

•	Delivering $39.8 million in net sales of KALBITOR in the U.S.
•	Growing the size and productivity of our home-infusion program conducted through Walgreens.
•	Renegotiating a key license agreement with MedImmune Limited that is critical to our ongoing licensing and funded research program (LFRP).
•	Partnering DX-2400, a preclinical pipeline product.
•	Executing on a strategy to enhance our capabilities to identify bispecific antibodies under the LFRP.

•	Delivering on a comprehensive intellectual property strategy to maximize the value of our internal pipeline and LFRP.

In addition, during 2012, Dr. Magovcevic-Liebisch took on additional responsibilities as the Chief Operating Officer and personally led several Company-wide employee engagement initiatives.

On March 29, 2013, Dr. Magovcevic-Liebisch left the Company to pursue another opportunity.

Dr. Adelman's individual performance was determined based upon key accomplishments by the Medical Affairs, Development and Manufacturing departments, each of which reports to Dr. Adelman. These key accomplishments included:

•	Filing the DX-2930 pre-IND briefing book on time and completing the related FDA meetings with no outstanding issues in advance of planned Phase 1 trials.
•	Executing on a strategy that led to on time development of a laboratory test that may enable us to study HAE patients and identify other plasma kallikrein mediated disorders.
•	Initiating a comprehensive review process to identify new indications for KALBITOR and DX-2930.
•	Initiating DX-2930 IND pre-clinical studies.
•	Conceiving, initiating and launching a program to advance the recognition of HAE within a broader physician community.

Mr. Migausky's individual performance was determined based upon key accomplishments by the Finance and Human Resources departments, as well as the accomplishments of the Information Technology, Investor Relations and Facilities departments during the first part of the year when they each reported to Mr. Migausky. These key accomplishments included:

•	Managed cash resources of the Company ending the year with $29 million in cash and cash equivalents.
•	Executed a reduction of quarterly operating cash burn throughout 2012, including an operating burn of $3.5 million in the fourth quarter of 2012.
•	Met all obligations and timelines for quarterly and annual SEC filings.
•	Raised the level of Dyax’s visibility in the investment community with existing and prospective investors.
•	Managed the planning and implementation of the re-alignment in February 2012 with attendant efficiencies and cost savings.
•	Completed the successful relocation of the Company’s headquarters and laboratory facility to Burlington, Massachusetts in January 2012.

As is the case for corporate performance, these departmental objectives and goals were set at a level that is reasonably likely to be achieved with a good level of performance. Performance ratings are established in accordance with a performance scale, under which target performance is scored at 100%. The Compensation Committee may also consider subjective performance criteria, including leadership, management, judgment and decision making skills, results orientation and communication. To the extent that an executive's actual performance exceeded expected performance levels, the executive may receive an individual performance rating in excess of 100%.

For 2012, based upon the achievement of the key objectives and goals outlined above, the Compensation Committee approved individual performance ratings of 100% for Dr. Adelman, 100% for Dr. Magovcevic-Liebisch and 100% for Mr. Migausky. In addition, the Committee awarded Dr. Magovcevic-Liebisch an additional amount equal to ten percent (10%) of the target bonus to reflect important contributions made in a key operating role throughout 2012.

Calculation of Annual Performance Bonus Amounts

In general, the target bonus amount for our Chief Executive Officer is calculated based entirely on our annual corporate performance score and the target bonus amount for our other Named Executive Officers is based equally (50/50) on our annual corporate performance score and the executive's individual performance score. As a result, the bonus for each Named Executive Officer was calculated as follows:

Named Executive Officer	2012 Salary (A)	Target Bonus (B)	Proportion of Target Bonus Based on Corporate Performance (C)	Corporate Performance Score (D)	Proportion of Target Bonus Based on Individual (Departmental) Performance (E)	Individual (Departmental) Performance Score (F)	2012 Bonus(1)
Gustav Christensen	$583,495	55.0%	100.00%	97.9%	0.00%	0.00%	$314,183
Ivana Magovcevic-Liebisch	$426,710	45.0%	50.00%	97.9%	50.00%	100%	$209,205	(2)
Burt Adelman	$365,000	40.0%	50.00%	97.9%	50.00%	100%	$144,467
George Migausky	$365,791	40.0%	50.00%	97.9%	50.00%	100%	$144,780

(1)	All bonuses were calculated based upon the following formula: (A)*(B) *[(C)*(D) + (E)*(F)]. The 2012 bonus was paid to each of the Named Executive Officers in February 2013.
(2)	This bonus amount was based on the formula described in Note (1), plus an amount equal to ten percent (10%) of the target bonus to reflect important contributions made by Dr. Magovcevic-Liebisch in a key operating role throughout 2012.

Equity Awards

We make annual equity award grants to our executive officers, including our Named Executive Officers, under our Amended and Restated 1995 Equity Incentive Plan, or the Plan. Annual equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our stockholders. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual equity awards so that the executive's interest in the award will become vested over a service period of multiple years. We also use annual equity grants to reward individual performance for the year as the size of an executive's award will depend in part on his or her annual performance and achievement of individual goals for the year. Our practice has been to grant equity awards following our annual performance cycle at our regularly scheduled Board meeting in February of each year.

Historically, the primary form of equity compensation awarded by us and other companies in our peer group consisted almost entirely of incentive and non-qualified stock options. We selected this form of equity compensation because of its favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. However, in February 2012, our Compensation Committee determined to include restricted stock units, or RSUs, in the mix of 2012 annual equity awards. This decision was made based on the advice of Radford that such awards are more commonly used now in public companies in order to provide a portion of the equity incentive on a full value basis, which means that the recipient receives full shares of our common stock when the RSU vests. Upon the advice of Radford, our Committee decided to issue a number of RSUs to each of our Named Executive Officers equal to 50% of the number of option shares that would otherwise have been included in the indicated option award for the Named Executive Officer if no RSUs were granted.

For 2012, Radford provided recommendations for target level awards for each of our Named Executive Officers at the 50th percentile of the market data for executive officers in our peer group. All equity awards granted in February 2012 to all but our newest executive officer, as disclosed in the Summary Compensation Table below, were made in the form of stock options and RSUs. In the case of Dr. Adelman, who joined us in February 2012, the Compensation Committee wanted to provide him an award that would maximize the number of shares he would receive and, therefore, made his initial equity incentive award entirely in the form of stock options.

2012 Option Exchange Program

In 2012, we conducted an examination of all of our outstanding option awards. We identified that due to the then current value of our common stock, the exercise prices of the vast majority of our outstanding stock options had exercise prices well above the then-current market value of our common stock. In 2012, after obtaining approval from our Board and our stockholders, our Compensation Committee approved an exchange program in which eligible participants could exchange their options with exercise prices above the then-current fair market value for a lesser number of options with an exercise price equal to the fair market value at the time the new options were granted. Non-executive employees participating in the option exchange program were granted a “value-for-value” exchange, such that the value of the new options approximated the value of the exchanged options, based on the Black-Scholes valuation formula we use in the preparation of our financial statements. For non-executive employees, each new option would not vest at all until the first anniversary of the date of grant. At that time, each new option would vest as to that portion of the underlying shares that would have already vested under the original vesting schedule of the eligible options that had been exchanged. After the first anniversary of the date of grant, any shares that had not yet vested would continue to vest in accordance with the original vesting schedule of the options that had been exchanged. Executive employees and non-employee directors participating in the option exchange program were granted an “85% value-for-value” exchange, such that the value of the new options approximated 85% of the value of the exchanged options. For executive officers, each new option would not vest at all until the second anniversary of the date of grant. At that time, each new option would then vest as to that portion of the underlying shares that would have vested under the original vesting schedule of the options that had been exchanged. After the second anniversary of the date of grant, any shares that had not yet vested would continue to vest in accordance with the original vesting schedule of the options that had been exchanged. For non-employee directors, each new option would not vest at all until the date of the 2014 annual meeting of stockholders. At that time, each new option would vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the options that had been exchanged. After the 2014 annual meeting, the shares that would not yet have vested would continue to vest in accordance with the original vesting schedule of the options that had been exchanged.

On June 19, 2012, we completed a tender offer to implement the approved program for eligible participants to exchange some or all of their applicable outstanding options for new options to be issued under our Amended and Restated 1995 Equity Incentive Plan, or the Plan, as amended. We accepted for cancellation eligible options to purchase an aggregate of 4,192,310 shares of our common stock, representing 77% of the total number of shares of common stock underlying all options eligible for exchange. In exchange for the options surrendered in the tender offer, we issued new options to purchase up to an aggregate of 2,473,596 shares of our common stock under the Plan. Each new option has an exercise price per share of $2.06, the closing price of our common stock on the Nasdaq Global Select Market on June 20, 2012. The option exchange program was available to any holder of an option with an exercise price of $2.42 or higher, including our Named Executive Officers. As part of the option exchange program, Gustav Christensen surrendered 1,345,000 options for cancellation and received 843,455 new options, Ivana Magovcevic-Liebisch surrendered 675,781 options for cancellation and received 383,470 new options, and George Migausky surrendered 100,000 options for cancellation and received 39,999 new options.

Other Employee Benefits

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan and other customary benefits for all of our employees, as well as customary vacation, leave of absence and similar policies. Our executive officers, including our Named Executive Officers, are entitled to participate in these programs on the same basis as our other employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executive officers or employees; however, our Compensation Committee in its discretion may revise, amend or add to an executive officer's benefits if it deems it advisable to do so at any time.

Retention Agreements

We have entered into Retention Agreements with each of our Named Executive Officers. These retention agreements provide for severance benefits in the event that the executive's employment is terminated (i) by the Company at any time (before or after a change of control) for any reason other than cause, death or disability, or (ii) by the executive for good reason following a change of control. Forms of these Retention Agreements have been filed with the SEC. These agreements are important in the recruitment and retention of executive officers, as most of the companies in our peer group with which we compete for executive talent have similar agreements in place for their executive officers. These agreements are also intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction in the event of a proposed change in control transaction.

In the event that the executive's employment is terminated prior to a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (ii) the executive will continue to receive his or her base salary for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (iii) the executive will receive, in a lump sum, the pro-rata portion of the executive's performance bonus earned, if any, through the date of termination (or, if not determinable, then a pro-rata portion of the executive's target bonus, based upon the number of calendar days the executive was employed during the fiscal year in which termination occurs); (iv) all of the executive's outstanding stock options that are unvested will continue to vest for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); and (v) all of the executive's outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) and 12 months (for the other executives) but in no event beyond the maximum term of any stock options.

In the event that the executive's employment is terminated after a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 12 months (for all other executives); (ii) the executive will receive, in a lump sum equal to a pro-rata portion of the executive's target bonus (based upon the number of calendar days the executive was employed during such fiscal year) plus 100% of the executive's base salary and target bonus (or 150% in the case of the Chief Executive Officer); (iii) all of the executive's outstanding stock options that are unvested will vest immediately; and (iv) all of the executive's outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) or for 15 months (for the other executives) but in no event beyond the maximum term of any stock options.

Under these agreements, each executive officer agrees to execute a release of claims in a form satisfactory to us and not to compete against us or solicit employees or customers for a period ranging from 12 – 21 months following termination (for the Chief Executive Officer) or 12 – 15 months (for the other executives).

Each agreement continues in effect for three years from its effective date, subject to automatic one-year extensions thereafter unless one year prior notice is given of the Company's intention not to extend the term of the agreement; provided, however, that in any event the agreement shall continue in effect for one year following a change in control that occurs during the term of the agreement.

A detailed discussion of the amounts payable to each executive under these agreements is provided later in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain qualified or non-qualified defined benefit plans or defined contribution plans or other deferred compensation plans for our executive officers or other employees.

Tax and Accounting Implications

Compensation Deductibility

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other most highly compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. We do not expect to pay any of our covered employees salary and bonus for 2012 that could exceed $1,000,000. In addition, our Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. We believe, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our Company and its stockholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for us to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve components of compensation for certain executives that are not fully deductible.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, in reliance on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors, and the Board has approved that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Mary Ann Gray, Chair
Ron Cohen
Thomas L. Kempner

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2012 by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers.

Collectively, the persons for whom information is provided below are referred to in this proxy statement as our “Named Executive Officers”:

Name and Principal Position	Year	Salary ($)(14)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		All Other Compensation ($)		Total Compensation ($)
Gustav Christensen President and Chief Executive Officer	2012	580,685	314,183	222,000	286,110	(3)	11,953	(4)	1,414,931
	2011	566,500	254,925	0	709,260		7,467	(5)	1,538,152
	2010	550,000	275,000	0	1,051,250		7,314	(6)	1,883,564
Ivana Magovcevic-Liebisch Executive Vice President and Chief Operating Officer	2012	420,474	209,205	70,300	321,733	(7)	8,310	(8)	1,030,022
	2011	387,918	133,868	0	230,869		8,070	(9)	760,725
	2010	376,620	149,706	0	399,475		7,890	(10)	933,691

Burt Adelman* Executive Vice President and Chief Medical Officer	2012	324,289	144,467	0	435,491		9,457	(11)	913,704

George V. Migausky Executive Vice President and Chief Financial Officer	2012	364,029	144,780	70,300	90,602	(12)	9,822	(13)	679,533
	2011	355,136	121,656	0	230,869		9,672	(14)	717,333
	2010	344,793	129,944	0	399,475		9,672	(15)	883,884

(1)	The amounts shown in this column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock units granted based on the closing market price of the underlying stock on the grant date.
(2)	The amounts shown in this column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of options granted using the Black-Scholes Option Pricing Model.
(3)	Includes $0 related to 843,455 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(4)	Includes $5,095 in 401K company match and $6,858 in group term life insurance paid by Dyax
(5)	Includes $3,903 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(6)	Includes $3,750 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(7)	Includes $38,166 related to 383,470 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(8)	Includes $7,500 in 401K company match and $810 in group term life insurance paid by Dyax.
(9)	Includes $7,350 in 401K company match and $540 in group term life insurance and $180 in health club reimbursements.
(10)	Includes $7,350 in 401K company match and $540 in group term life insurance paid by Dyax.
(11)	Includes $6,578 in 401K company match and $2,879 in group term life insurance paid by Dyax.
(12)	Includes $0 related to 39,999 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.

(13)	Includes $7,500 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(14)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(15)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(16)	The amounts shown in this column represent the salary earned by the Named Executive Officers during 2012. The Executives’ annual increases became effective in February 2012.
*	Dr. Adelman's employment with the Company commenced in February 2012.

Grants of Plan Based Awards for 2012

The following table sets forth certain information regarding all of the equity awards made to our Named Executive Officers during 2012. All of these awards were made under our Amended and Restated 1995 Equity Incentive Plan.

Named Executive Officers	Grant Date	Date of Compensation Committee Action	All Other Stock Awards; Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)		Market Value of Stock Awards ($/Sh)(2)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Gustav Christensen	2/24/2012	2/9/2012	150,000			1.48		222,000
	2/24/2012	2/23/2012		300,000			1.48	286,110
	6/20/2012	2/9/2012		843,455	(4)		2.06	0	(4)
Ivana Magovcevic- Liebisch	2/24/2012	2/9/2012	47,500			1.48		70,300
	2/24/2012	2/23/2012		145,000			1.48	138,287
	6/20/2012	2/9/2012		383,470	(4)		2.06	38,166	(4)(4)
	10/10/2012	10/10/2012		100,000			2.29	145,280
Burt Adelman	2/24/2012	2/23/2012		350,000			1.48	333,795
	10/10/2012	10/10/2012		70,000			2.29	101,696
George V. Migausky	2/24/2012	2/9/2012	47,500			1.48		70,300
	2/24/2012	2/23/2012		95,000			1.48	90,602
	6/20/2012	2/9/2012		39,999	(4)		2.06	0	(4)

(1)	All of the grants of stock awards presented above were restricted stock units.
(2)	Reflects the closing price of our common stock on the date of grant.
(3)	Grant date fair value of option awards is determined using the Black-Scholes Option Pricing Model and grant date fair value of stock awards is determined based on the closing market price of the underlying stock on the grant date.
(4)	These options were granted pursuant to a one-time option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders and completed in June 2012. The options were exchanged on a value-for-value basis. The value shown reflects the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718. For more information regarding the option exchange program, see page 27 above.

Option Exercises and Stock Vested in 2012

During 2012, there were no options exercised by, and no restricted stock units vested with, our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table summarizes the outstanding equity award holdings of our Named Executive Officers as of December 31, 2012:

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options and Awards (# Exercisable)	Number of Securities Underlying Unexercised Options and Awards (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Unites of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gustav Christensen	0	57,000	$2.06	06/20/17
	0	46,874	$2.06	07/02/17
	0	93,750	$2.06	02/13/18
	0	93,749	$2.06	08/07/18
	0	218,749	$2.06	01/02/19
	223,958	26,042	$2.09	05/14/19
	0	333,333	$2.06	02/10/20
	275,000	325,000	$1.91	02/10/21
	62,500	237,500	$1.48	02/24/22
	—	—	—	—	300,000	(1)	$1,044,000
	561,458	1,431,997
Ivana Magovcevic- Liebisch	0	141,183	$2.06	06/20/17
	0	37,499	$2.06	07/02/17
	0	12,499	$2.06	01/23/18
	0	49,999	$2.06	02/13/18
	0	15,624	$2.06	08/07/18
	143,750	6,250	$2.39	02/11/19
	0	126,666	$2.06	02/10/20
	87,083	102,917	$1.91	02/09/21
	30,208	114,792	$1.48	02/24/22
	—	—	—	—	47,500	(1)	$165,300
	4,167	95,833	$2.29	10/10/22
	265,208	703,262
Burt Adelman	72,917	277,083	$1.48	02/24/22
	2,917	67,083	$2.29	10/10/22
	75,834	344,166
George V. Migausky	0	39,999	$2.06	08/06/18
	52,708	2,292	$2.39	02/11/19
	134,583	55,417	$3.22	02/10/20
	87,083	102,917	$1.91	02/09/21
	19,792	75,208	$1.48	02/24/22
	—	—	—	—	47,500	(1)	$165,300
	294,166	275,833

(1)	Restricted stock units granted pursuant to Dyax’s Amended and Restated 1995 Equity Incentive Plan. The awards vest in four (4) equal annual installments beginning on February 24, 2013.

Potential Payments upon Termination or Change in Control

The following tables shows the potential payments due to each of our Named Executive Officers who are current employees (i) upon termination of their employment prior to a change in control and (ii) upon termination of their employment within 12 months following a change of control; assuming such termination were to have occurred as of December 31, 2012.

	Termination Without Cause(1) Not in Connection with a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	875,243	320,922	47,006	0	1,082,175	2,325,346
Burt Adelman	273,750	146,000	12,560	7,019	86,173	525,502
George V. Migausky	274,343	146,316	22,004	7,034	146,091	595,788

(1)	“Cause” is defined as gross neglect in the performance of the executive's duties or the commission by the executive of an act of dishonesty or moral turpitude in connection with his or her employment, as determined by our Board of Directors.
(2)	Represents lump sum payment made as of date of termination. Amount assumes either (i) 100% of the executive's target bonus has been earned as of the date of termination, or (ii) that the amount earned is not determinable, in which case the executive is entitled to his or her annual target bonus, pro-rated based upon the portion of the calendar year that the executive was employed, which in this scenario is the entire year.
(3)	Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2012 and is valued at the premiums in effect on December 31, 2012.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2012.
(5)	Represents the intrinsic value, as of December 31, 2012, of all options that will vest as a result of the termination of the executive officer's employment.

	Termination Without Cause(l) Following a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	875,243	802,305	47,006	0	1,262,668	2,983,007
Burt Adelman	365,000	292,000	16,747	7,019	356,951	1,037,717
George V. Migausky	365,790	292,632	29,338	7,034	293,659	988,453

(1)	“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), (b) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of us immediately prior to such merger or combination, or (c) the sale, lease, or exchange of all or substantially all of our property or assets, or (d) our dissolution or liquidation.
(2)	Amount represents 100% of the executive's target bonus for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive was employed during such fiscal year and 100% of the executive's target bonus for the severance period covered.
(3)	Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2012 and is valued at the premiums in effect on December 31, 2012.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2012.

(5)	Represents the intrinsic value, as of December 31, 2012, of all options that will vest as a result of the termination of the executive officer's employment.

In the case of Dr. Magovcevic-Liebisch, she had the same agreement as Dr. Adelman and Mr. Migausky before she left, effective as of March 29, 2012. Due to her resignation, there are no longer any potential payments due to her upon a change in control or otherwise. However, in connection with her resignation, Dr. Magovcevic-Liebisch agreed to enter into a consulting agreement with the company and, as consideration for that consulting agreement, will (i) allow certain stock options held by Dr. Magovcevic-Liebisch to continue to vest during the term of the consulting agreement and (ii) extend the period during which Dr. Magovcevic-Liebisch may exercise these stock options and any other vested portions of Company stock options she holds.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation earned by our directors during 2012.

	Fees Earned ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Non-Employee Directors:
Susan B. Bayh†	13,125	68,809	(2)	0		81,934
Henry E. Blair	80,000	193,811	(3)	6,000	(11)	279,811
Ron Cohen	52,500	94,777	(4)	0		147,277
James W. Fordyce	57,500	140,364	(5)	0		197,864
Mary Ann Gray††	72,534	114,946	(6)	0		187,480
Thomas L. Kempner††	56,044	126.523	(7)	0		182,567
Marc Kozin	11,250	48,630	(8)	0		59,880
Henry R. Lewis†	20,536	110,286	(2)	0		130,822
David J. McLachlan	70,000	253,004	(9)	0		323,004
Paulo Pucci††	60,728	94,777	(10)	0		155,505
Employee Directors(12):
Gustav Christensen	0	0		0		0

†	Ms. Bayh resigned as a director in March 2012, and Dr. Lewis retired as a director at the 2012 annual meeting of stockholders after completing his three-year term.
††	Fees earned by Dr. Gray and Messrs. Kempner and Pucci reflect pro-rata adjustments made during the second quarter of 2012 to reflect changes in their respective roles and participation on certain committees of the Board.
(1)	The following sets forth the aggregate number of shares underlying outstanding options as of December 31, 2012 for each director included in the table:

Director	Option Shares
Susan B. Bayh†	146,833
Ron Cohen	100,000
James W. Fordyce	126,838
Mary Ann Gray	164,107
Henry R. Lewis†	151,000
Thomas L. Kempner	183,000
Marc Kozin	25,000
David J. McLachlan	199,000
Paolo Pucci	100,000
Henry E. Blair	125,000 *
*	Excludes outstanding options to purchase an aggregate of 656,706 shares issued to Mr. Blair in his former capacity as Chief Executive Officer of the Company.
(2)	This amount represents the incremental fair value calculated in accordance with FASB ASC Topic 718 related to the modification of Dr. Lewis’ and Ms. Bayh's options, effective upon their resignation as directors.
(3)	This amount represents the grant date fair value of an option to purchase 25,000 shares that was granted during 2012 under the Black-Scholes Option Pricing Model, the incremental fair value calculated in accordance with FASB ASC Topic 718 related to a) options to purchase 286,706 shares granted under the Stock Option Exchange program, which was $28,420, and b) the modification of all 150,000 options outstanding as of the date of the 2012 Annual Meeting, which was $139,071.
(4)	This amount represents the grant date fair value of an option to purchase 75,000 shares granted during 2012 under the Black-Scholes Option Pricing Model and the incremental fair value calculated in accordance with FASB ASC Topic 718 related to the modification of all 100,000 options outstanding as of the date of the 2012 Annual Meeting, which was $20,879.

(5)	This amount represents the incremental fair value calculated in accordance with FASB ASC Topic 718 related to a) options to purchase 51,838 shares granted under the Stock Option Exchange program, which was $0 and b) the modification of all 183,000 options outstanding as of the date of the 2012 Annual Meeting, which was $140,364.
(6)	This amount represents the incremental fair value calculated in accordance with FASB ASC Topic 718 related to a) options to purchase 8,107 shares granted under the Stock Option Exchange program, which was $2.326 and b) the modification of all 201,000 options outstanding as of the date of the 2012 Annual Meeting, which was $112,620.
(7)	This amount represents the incremental fair value calculated in accordance with FASB ASC Topic 718 related to the modification of all 210,000 options outstanding as of the date of the 2012 Annual Meeting, under the Black-Scholes Option Pricing Model.
(8)	This amount represents the grant date fair value of an option to purchase 25,000 shares granted during 2012 under the Black-Scholes Option Pricing Model.
(9)	This amount represents the grant date fair value of an option to purchase 75,000 shares granted during 2012 under the Black-Scholes Option Pricing Model and the incremental fair value calculated in accordance with FASB ASC Topic 718 related to the modification of all 226,000 options outstanding as of the date of the 2012 Annual Meeting, which was $174,044.
(10)	This amount represents the grant date fair value of an option to purchase 75,000 shares granted during 2012 under the Black-Scholes Option Pricing Model and the incremental fair value calculated in accordance with FASB ASC Topic 718 related to the modification of all 100,000 options outstanding as of the date of the 2012 Annual Meeting, which was $20,879.
(11)	Under the terms of Mr. Blair’s employment agreement which terminated on December 31, 2011, Mr. Blair was entitled to receive $6,000 in 2012 to cover supplemental health costs.
(12)	Mr. Christensen receives no compensation for his service on the Board. All of his compensation is described above in this Proxy Statement under the heading “Executive Compensation.”

Non-Employee Directors

We review the level of compensation of our non-employee directors on a periodic basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including:

•	publicly available data describing director compensation in peer companies;
•	survey data collected by our human resources department; and
•	information obtained directly from other companies.

Director Fees.  Those of our directors who are not employees of Dyax receive compensation for their services as directors as follows:

•	for service on the Board of Directors, each Director receives an annual retainer of $40,000, except for the Chairman of the Board, who receives an annual retainer of $80,000;
•	each Director who serves on the Audit Committee receives an annual retainer of $12,500, except for the Chairman of the Audit Committee who receives an annual retainer of $25,000;
•	each Director who serves on the Compensation Committee receives an annual retainer of $7,500, except for the Chairman of the Compensation Committee who receives an annual retainer of $17,500;
•	each Director who serves on the Nominating & Governance Committee receives an annual retainer of $5,000, except for the Chairman of the Nominating & Governance Committee who receives an annual retainer of $10,000;
•	each Director who serves on the Strategy and Science Committee receives an annual retainer of $12,500, except for the Chairman of the Strategy and Science Committee who receives an annual retainer of $25,000; and
•	the Director serving as our Lead Director receives an annual retainer of $10,000.

Stock Options.  In addition, our non-employee directors elected at any annual meeting automatically receive stock options under our Amended and Restated 1995 Equity Incentive Plan to purchase 25,000 shares of our common stock for each year of their three-year term. Non-employee directors elected between annual meetings automatically receive options to purchase 25,000 shares of our common stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected. Stock options granted by us to our non-employee directors have an exercise price equal to the closing price of our common stock on the date of the annual meeting, vest monthly based upon continued service over a three-year period, and expire ten years after the date of grant.

Employee Directors

Gustav Christensen, our President and Chief Executive Officer, served in a dual capacity as both a Director and employee of Dyax during 2012. Mr. Christensen received no compensation for his service on the Board.

During 2012, none of our other Directors served as employees of the Company.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Dyax's audited financial statements for the year ended December 31, 2012.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax's accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee's responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Dyax's financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax's audited financial statements for the fiscal year ended December 31, 2012;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;
•	received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence;
•	reviewed with management and PricewaterhouseCoopers LLP Dyax's critical accounting policies;
•	discussed with management the quality and adequacy of Dyax's internal controls;
•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and
•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with its maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

By the Audit Committee,

David J. McLachlan, Chair
James W. Fordyce
Paolo Pucci

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined our financial statements and internal control over financial reporting for the year ended December 31, 2012. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2012 and 2011 are as follows:

	2012	2011
Audit Fees(1)	$571,516	$534,000
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$110,584	$42,800
All Other Fees(4)	$1,800	$1,400
Total	$683,900	$578,200

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Not applicable.
(3)	These fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning.
(4)	All other fees include technical research materials.

For fiscal year 2012, we incurred fees of $73,000 for services performed by McGladrey LLP and for fiscal year 2011 we incurred fees of $72,000 for services performed by Protiviti Inc., both of which are external consulting firms retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act of 2002. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures. All fees have been approved by our Audit Committee.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor's independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm's independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm's ability to exercise independent judgment in performing the audit.

All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2012 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other Board of Directors and board committees on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the stockholder's name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Dyax's proxy materials for the 2014 Annual Meeting of Stockholders, it must be received by Dyax at 55 Network Drive, Burlington, Massachusetts 01803 (or such other address as is listed as Dyax's primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 12, 2013.

In addition, Dyax's Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2014 Annual Meeting of Stockholders to give advance written notice to Dyax's Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2014 Annual Meeting of Stockholders is held on May 14, 2014, this would require that the advance written notice would need to be given between March 15, 2014 and March 30, 2014.

ANNUAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

May 9, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at https://materials.proxyvote.com/26746E

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9 050913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:
- ○ Henry E. Blair
- ○ Gustav Christensen
- ○ Marc D. Kozin

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DYAX CORP.

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Dyax Corp. hereby appoints Gustav Christensen, George Migausky and Nathaniel S. Gardiner, or any one of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the "2013 Annual Meeting") to be held at 2:00 p.m., local time on Thursday, May 9, 2013, at the offices of Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR ratification of the appointment of Dyax's independent registered public accounting firm as described in Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to any other matters that may properly come before the meeting or any adjournments thereof. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2013 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2013 Annual Meeting.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

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